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                          CAREER EDUCATION CORPORATION.
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                (Name of Registrant as Specified in Its Charter)

                                 BOSTIC R STEVEN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Steve Bostic issued the following statement on May 16, 2006:

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Statement

Steve Bostic Comments on Career Education Announcement Regarding Ariel Capital Management

SEA ISLAND, GA, May 16, 2006 -- Steve Bostic, the beneficial owner of approximately 1% of the outstanding stock of Career Education Corporation (CEC or NASDAQ: CECO), today issued the following statement on Career Education's announcement today regarding Ariel Capital Management, LLC:

      While I am disappointed by Career Education's announcement, I remain confident that the majority of stockholders will recognize the need for change at Career Education Corporation to restore integrity and sound educational values and put the company back on the right path. This doesn't change the fact that CEC's failed leadership has led to a $4 billion CEC share price devaluation under Jack Larson and a host of regulatory difficulties - including the probation of AIU's accreditation - that have the potential to further diminish the value of the CEC franchise absent effective and immediate action. In a stockholder letter I released today, I directly addressed the misleading questions that CEC management has posed in an effort to distract stockholders from these facts. I do not believe that current management can restore CEC to the highest level of educational institutions and create value for its students and stockholders without a new, intense standard of oversight by the Board.

      I am pleased that our nominees also received support from two leading independent shareholder advisory firms, Institutional Shareholder Services and Glass Lewis & Co. I continue to believe that our alternative slate of directors have the commitment, experience and ability needed to effect meaningful change at CEC. As a former Chairman and Chief Executive Officer of the holding company that owned AIU prior to its acquisition by CEC, I have relevant educational experience, and experience in maintaining and expanding the scope of AIU's SACS accreditation. As the former Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, Mr. Copeland's accounting experience would benefit the Company in light of recent restatements and deficiencies in internal controls - a fact also noted by Glass Lewis. Mr. Copeland has also been a Senior Fellow for Corporate Governance with the U.S. Chamber of Commerce, experience that will serve as valuable oversight to improve corporate governance at CEC. As a partner of the law firm McKenna Long & Aldridge, former President of the American Bar Association and member of the board of trustees of Clark-Atlanta University, Mr. Ide possesses not only a strong legal background, which we believe would support the Company in navigating the current legal and regulatory challenges it faces, but valuable educational experience to support the restoration of sound educational values at CEC. Both Messrs. Copeland and Ide have extensive experience serving on the boards of other publicly traded companies. Mr. Ide currently sits on the board of directors of AFC Enterprises and Albemarle Corporation. Mr. Copeland currently sits on the board of directors of Coca-Cola Enterprises Inc., ConocoPhillips and Equifax Inc.

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Media Inquiries:

Peter Duda
Weber Shandwick
212-445-8213
pduda@webershandwick.com

J.J. Rissi

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Weber Shandwick
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